VALHI REPORTS THIRD QUARTER 2013 RESULTS

DALLAS, TEXAS . . November 8, 2013.  Valhi, Inc. (NYSE: VHI) reported a loss from continuing operations attributable to Valhi stockholders of $34.2 million, or $.10 per diluted share, in the third quarter of 2013 compared to income from continuing operations attributable to Valhi stockholders of $21.7 million, or $.06 per diluted share, in the third quarter of 2012.  For the first nine months of 2013, Valhi reported a loss from continuing operations attributable to Valhi stockholders of $113.7 million, or $.33 per diluted share, compared to income from continuing operations attributable to Valhi stockholders of $153.9 million, or $.45 per diluted share.  Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company’s Chemicals Segment.

The Chemicals Segment’s net sales of $419.1 million in the third quarter of 2013 were $53.8 million, or 11%, lower than in the third quarter of 2012.  Net sales of $1,363.8 million in the first nine months of 2013 were $215.7 million, or 14%, lower than in the first nine months of 2012.  Net sales decreased in the third quarter and first nine months of 2013 primarily due to lower average TiO2 selling prices partially offset by higher sales volumes.  The Chemicals Segment’s average TiO2 selling prices decreased 18% in the third quarter of 2013 as compared to the third quarter of 2012, and decreased 21% in the first nine months of the year as compared to the same prior year period.  The Chemicals Segment’s average TiO2 selling prices at the end of the third quarter of 2013 were 1% higher than at the end of the second quarter of 2013 and were 7% lower than at the end of 2012.  TiO2 sales volumes in the third quarter of 2013 were approximately 4% higher as compared to the third quarter of 2012 due to higher customer demand in European markets partially offset by lower sales in export and North American markets, and were 8% higher in the first nine months of 2013 due to higher customer demand primarily in European and certain export markets, partially offset by decreased demand in North American markets.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $12 million in the third quarter and approximately $10 million in the first nine months of 2013.  The table at the end of this press release shows how each of these items impacted the overall decrease in net sales.

The Chemicals Segment’s TiO2 operating loss in the third quarter of 2013 was $35.2 million compared to operating income of $40.4 million in the third quarter of 2012.  Operating income declined in the third quarter of 2013 primarily due to the net effects of lower average TiO2 selling prices, lower raw material costs and higher sales and production volumes.  Operating loss in the third quarter of 2013 also includes a pre-tax litigation settlement charge of $35 million ($17.9 million, or $.05 per share, net of income tax benefit and noncontrolling interest).  For the year-to-date period, the Chemicals Segment’s operating loss was $125.6 million compared with operating income of $364.1 million in the first nine months of 2012.  Operating income for the year-to-date 2013 period decreased due to the net effects of lower average TiO2 selling prices, higher raw materials costs, higher sales volumes and the litigation settlement noted above.  As expected, the cost of sales per metric ton of TiO2 sold in the third quarter of 2013 was lower than the cost of sales per metric ton of TiO2 sold in the third quarter of 2012, primarily due to lower feedstock ore costs.  The Chemicals Segment’s cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the TiO2 products the Chemicals Segment sold in the first quarter of 2013 (and a portion of the TiO2 products the Chemicals Segment sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.  The Chemicals Segment’s TiO2 production volumes were 15% higher in the third quarter of 2013 as compared to the third quarter of 2012, and were 1% higher in the year-to-date period.  During the first nine months of 2013, the Chemicals Segment operated its facilities at approximately 88% of practical capacity primarily to align production and inventory levels to current and anticipated near-term customer demand levels.  Operating income comparisons in 2013 were favorably affected by unabsorbed fixed production costs incurred in the third quarter and year-to-date periods of 2012 resulting from reduced production volumes.  Operating income comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased operating income by approximately $1 million in the third quarter and decreased operating income by approximately $7 million in the year-to-date period.

The Component Products Segment’s net sales increased 14% in the third quarter of 2013 as compared to the third quarter 2012 and 9% in the first nine months of 2013 as compared to the same period of 2012.  Net sales increased principally due to higher demand for high security pin tumbler locks within security products and to a lesser extent an increase in marine components sales outside of the high performance boat market (primarily ski/wakeboard towboat market) through gains in market share.  The Component Products Segment’s operating income from continuing operations increased from $1.7 million in the third quarter of 2012 to $3.0 million in the third quarter of 2013 and from $5.4 million in the first nine months of 2012 to $7.4 million in the same period of 2013, primarily due to improved cost efficiencies from higher sales levels.

The Waste Management Segment’s net sales increased significantly in first nine months of 2013 compared to the same period of 2012, as it continued to accept shipments for disposal at its recently-completed Compact LLRW disposal facility and received its first shipments for disposal in the Federal LLRW disposal facility in the latter part of the second quarter of 2013. The Waste Management Segment’s sales declined in the third quarter of 2013 compared to the same period in 2012 due to lower volumes of shipments received for disposal in the Compact LLRW, as there has been an industry wide temporary shortage of shipping containers needed to transport LLRW which shortage the Waste Management Segment currently expects to be resolved in early 2014.  The Waste Management Segment’s operating loss was lower in the first nine months of 2013 compared to the same period of 2012 due to increased net sales while its operating loss increased in the third quarter of 2013 compared to 2012 due to the lower disposal volumes noted above.

As previously reported, in June 2012, the Chemicals Segment entered into a $400 million term loan and used a portion of the net proceeds to redeem the remaining €279.2 million principal amount outstanding of its 6.5% Senior Secured Notes due April 2013.  As a result, the Company recognized a second quarter 2012 charge of $7.2 million ($3.7 million or $.01 per share net of income tax benefit and noncontrolling interest) associated with the early extinguishment of such remaining Senior Notes.  In February 2013, the Chemicals Segment voluntarily prepaid an aggregate $290 million principal amount under its $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent.  In July 2013, the Chemicals Segment voluntarily prepaid the remaining $100 million principal amount outstanding under its term loan, using $50 million of its cash on hand as well as borrowings of $50 million under its revolving North American credit facility.  As a result of such prepayments, the Company’s results in 2013 include a first quarter pre-tax charge of $6.6 million ($3.4 million, or $.01 per share, net of income tax benefit and noncontrolling interest) and a third quarter pre-tax charge of $2.3 million ($1.2 million, net of income tax benefit and noncontrolling interest), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

Corporate expenses were 31% higher at $10.1 million in the third quarter of 2013 compared to $7.9 million in the same period in 2012, and were 11% higher at $41.4 million in the first nine months of 2013 compared to $37.4 million in the same period in 2012, primarily due to higher litigation and related costs in 2013.

The Company’s tax benefit in the third quarter of 2012 includes an incremental tax benefit of $11.1 million as we determined in the third quarter that due to global changes in the Chemicals Segment’s business we would not remit certain dividends from our foreign jurisdictions.  As a result, certain Chemicals Segment current year tax attributes are available for carryback to offset prior year tax expense.

In December 2012, the Company completed the sale of the Component Products Segment’s furniture components operations to a competitor.  The Company has reclassified its Condensed Consolidated Statement of Operations to reflect the disposed business as discontinued operations for the 2012 periods.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry expansion;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS’ operating licenses and permits;
•	Unexpected delays in the delivery or licensing of shipping containers being procured by WCS, or in their operational startup; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2013	2012	2013
	(unaudited)

Net sales
Chemicals	$ 472.9	$ 419.1	$ 1,579.5	$1,363.8
Component products	21.4	24.2	63.9	69.7
Waste management	14.5	4.9	16.5	29.9

Total net sales	$ 508.8	$ 448.2	$ 1,659.9	$1,463.4

Operating income (loss)
Chemicals	$ 40.4	$ (35.2)	$ 364.1	$ (125.6)
Component products	1.7	3.0	5.4	7.4
Waste management	(1.0)	(10.3)	(21.9)	(16.3)

Total operating income (loss)	41.1	(42.5)	347.6	(134.5)

Equity in earnings of investee	(.1)	-	(.1)	(.8)

General corporate items:
Securities earnings	7.3	6.6	21.5	19.9
Insurance recoveries	1.2	2.2	2.6	3.8
Litigation settlement gain	-	-	14.7	-
Loss on the prepayment of debt	-	(2.3)	(7.2)	(8.9)
General expenses, net	(7.9)	(10.1)	(37.4)	(41.4)
Interest expense	(14.6)	(13.7)	(42.4)	(43.8)

Income (loss) from continuing operations,
before income taxes	27.0	(59.8)	299.3	(205.7)

Income tax expense (benefit)	(3.0)	(18.9)	89.7	(68.0)

Income (loss) from continuing operations	30.0	(40.9)	209.6	(137.7)
Income from discontinued operations, net of tax	1.8	-	3.3	-
Net income (loss)	31.8	(40.9)	212.9	(137.7)

Noncontrolling interest in net income (loss)
of subsidiaries	8.9	(6.7)	56.7	(24.0)

Net income (loss) attributable to Valhi
stockholders	$ 22.9	$ (34.2)	$ 156.2	$ (113.7)

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2013	2012	2013
	(unaudited)

Amounts attributable to Valhi stockholders:

Income (loss) from continuing operations	$ 21.7	$ (34.2)	$ 153.9	$ (113.7)
Income from discontinued operations	1.2	-	2.3	-
Net income (loss) attributable to Valhi stockholders	$ 22.9	$ (34.2)	$ 156.2	$ (113.7)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$ .06	$ (.10)	$ .45	$ (.33)
Income from discontinued operations	.01	-	.01	-
Net income (loss) per share attributable to Valhi
stockholders	$ .07	$ (.10)	$ .46	$ (.33)

Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2013 vs. 2012	2013 vs. 2012
	(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	(18)%	(21)%
TiO2 sales volumes	4	8
TiO2 product mix	1	(2)
Changes in currency exchange rates	2	1

Total	(11)%	(14)%